        As filed with the Securities and Exchange Commission on November 1, 2000
         Securities Act File No. 333- ___________; Exchange Act File No. 0-20760

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   ----------

                            GREKA ENERGY CORPORATION
                            ------------------------
             (Exact name of registrant as specified in its charter)

           COLORADO                                          84-1091986
-------------------------------                          -------------------
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                          Identification No.)

                          630 Fifth Avenue, Suite 1501
                            New York, New York 10111
                                 (212) 218-4680
                                 --------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Randeep S. Grewal
                            Greka Energy Corporation
                          630 Fifth Avenue, Suite 1501
                            New York, New York 10111
                                 (212) 218-4680
                                 --------------
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          Copies of Communications to:
                             ROGER V. DAVIDSON, ESQ.
                     BALLARD SPAHR ANDREWS & INGERSOLL, LLP
                          1225 17TH STREET, SUITE 2300
                             DENVER, COLORADO 80202
                                 (303) 292-2400

Approximate date of commencement of proposed sale to public: As soon as practicable after the registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                                 PROPOSED MAXIMUM      PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF SECURITIES TO        AMOUNT TO BE        OFFERING PRICE      AGGREGATE OFFERING          AMOUNT OF
             BE REGISTERED                     REGISTERED          PER SHARE(1)             PRICE             REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------

Common Stock, no par value, held by a
Selling Security Holder                          490,000              $14.1565            $6,936,685            $1,831.28(2)
==============================================================================================================================


         (1) The proposed maximum offering price is estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c). The average of the high and low prices of our common stock reported by the Nasdaq National Market on October 31, 2000 was used for the estimate with respect to the 490,000 shares.

         (2) Calculated pursuant to Section 6(b) of the Securities Act of 1933 as .000264 of $6,936,685.

                  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling security holder may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED NOVEMBER __, 2000

                                   PROSPECTUS


                            GREKA ENERGY CORPORATION

                         490,000 SHARES OF COMMON STOCK

         This prospectus may be used in connection with the offer and sale from time to time of up to a total of 490,000 shares of Greka Energy Corporation common stock for the account of Capco Resources, Ltd. The selling security holder previously received its shares of common stock from us. We will not receive any of the proceeds from the sales of the shares of common stock by the selling security holder.

         Our common stock is traded in the Nasdaq National Market under the trading symbol "GRKA." The shares offered under this prospectus may be offered and sold by the selling security holder in one or more transactions in the Nasdaq National Market, in privately negotiated transactions or otherwise.

         There are certain risks involved with the ownership of our common stock, including risks related to our business and the markets for our common stock. (See "Risk Factors" beginning on page 6.)

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.



                The date of this prospectus is November __, 2000

                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----


About this Prospectus ...................................................................................2

Information Made Available to You........................................................................2

Incorporation of Documents by Reference..................................................................3

Prospectus Summary ......................................................................................4

Risk Factors.............................................................................................6

Use of Proceeds.........................................................................................12

Selling Security Holder ................................................................................12

Plan of Distribution ...................................................................................12

Legal Matters ..........................................................................................13

Experts ................................................................................................13
Securities and Exchange Commission Position
     on Certain Indemnification ........................................................................14

                              ABOUT THIS PROSPECTUS

         You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

                        INFORMATION MADE AVAILABLE TO YOU

         This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC.

         We file annual reports, quarterly reports and current reports, proxy statements and other information with the SEC. Our file number is 0-20760.

         You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

450 Fifth Street, N.W.           Northwest Atrium Center           7 World Trade Center
Room 1024                        500 West Madison Street           Suite 1300
Washington, D.C. 20549           Suite 1400                        New York, New York 10048
                                 Chicago, Illinois 60661

         You can call the SEC at 1-800-732-0330 for further information about the public reference room.

         We are required to file electronic versions of these documents with the SEC. Those documents may be accessed through the SEC's Internet site at http://www.sec.gov.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents are deemed to be incorporated by reference in this registration statement and to be a part of this prospectus.

         1. Our annual report on Form 10-K/A and all amendments thereto for the year ended December 31, 1999.

         2. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

         3. Our current reports on Form 8-K and all amendments thereto reporting events dated each of February 18, 2000, July 7, 2000 and September 7, 2000.

         4. Our proxy statement for our annual meeting of shareholders held December 22, 1999.

         5. The description of our no par value common stock which is contained in our amendment to the registration statement on Form 8-A filed with the SEC on September 12, 1997.

         All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

         We will provide, without charge, to each person to whom a copy of this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated into this prospectus by reference. Written or telephone requests for such copies should be directed to our office:
Greka Energy Corporation, 630 Fifth Avenue, Suite 1501, New York, New York 10111, (212) 218-4680.

                               PROSPECTUS SUMMARY

         This is only a summary and does not contain all the information that may be important to you. You should read the more detailed information contained in and incorporated by reference into this prospectus, including but not limited to, the risk factors beginning on page 6. "We" as used in this prospectus includes our subsidiaries unless the context requires otherwise.

          THE OFFERING

          The shares of our common stock covered by this prospectus are being sold by the security holder listed under the heading "Selling Security Holder." The selling security holder previously received its shares of common stock from us. We will not receive any of the proceeds from the sales of the shares of common stock by the selling security holder.

Shares of common stock outstanding
as of October 26, 2000 (prior to this offering)                                         3,561,801 (1)

Shares of common stock offered by a selling security holder under this prospectus         490,000

Nasdaq National Market symbol for our common stock                                           GRKA

(1) Adjusted to eliminate 723,077 shares repurchased by Greka from Capco and includes 21,861 shares issued through October 31, 2000, in exchange for Greka's 9% convertible debentures.

         ABOUT US

         We are an independent integrated energy company focused on exploiting E&P opportunities and penetrating new niche markets utilizing proprietary technology with emphasis on short radius horizontal drilling technology patented by BP Amoco and licensed to us. In addition to owning and operating an asphalt refinery in California, we have oil and gas production, exploration and development activities in North America and the Far East, with primary areas of activity in California, Louisiana and China.

         Our principal business office is located at 630 Fifth Avenue, Suite 1501, New York, New York 10111. The telephone number at that address is (212) 218-4680.

         FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that concern our business. All statements, other than statements of historical facts, included in or incorporated by reference into this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including the following matters are forward looking statements:

         o the benefits we expect to result from our acquisition of Saba Petroleum Company, including the following:

                           o        synergies in the form of increased revenues,

                           o decreased expenses and avoided expenses and expenditures that we expect to realize as a result of the transaction, and

                           o the complementary nature of our horizontal drilling technology and certain oil reserves acquired with the acquisition of Saba,

         o        future  capital,

         o        development and exploration expenditures,

         o        drilling of wells,

         o        reserve estimates,

         o        future production of oil and gas,

         o        repayment of debt,

         o        business strategies, and

         o        expansion and growth of business operations.

These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of the following:

         o        historical trends,

         o        current conditions,

         o        expected future developments, and

         o        other factors we believe are appropriate in the circumstances.

Such statements are subject to a number of assumptions including the following:

         o risks and uncertainties, including the risk factors in this prospectus,

         o        general economic and business conditions,

         o the business opportunities that may be presented to and pursued by us,

         o changes in laws or regulations and other factors, many of which are beyond our control, and

         o our ability to obtain project financing on favorable conditions.

Significant factors that could prevent us from achieving our stated goals include:

         o our failure to integrate our operations and Saba or to achieve the synergies expected from the acquisition of Saba,

         o        our failure to obtain additional capital on attractive terms,

         o        declines in the market prices for oil and gas, and

         o        adverse changes in the  regulatory environment affecting us.

         You are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

                                  RISK FACTORS

         Prior to making an investment decision, you should carefully consider, together with the other information contained in and incorporated by reference into this prospectus, the following risk factors.

WE CANNOT ENSURE CONTINUED PROFITABILITY IN THE FUTURE.

         While we were profitable during 1999 and have continued profitability through the first half of 2000, we incurred losses for the years ended December 31, 1998 and 1997. We may experience fluctuations in future operating results due to a variety of factors including the following:

         o        general economic conditions,

         o specific economic conditions in the asphalt and oil and gas industry, and

         o capital and other costs relating to the expansion of operations.

Many of those factors are out of our control. There can be no assurance that our operations will continue to be profitable.

WE HAVE SUBSTANTIAL CAPITAL REQUIREMENTS.

         We make, and will continue to make, substantial capital expenditures for the exploitation, production and acquisition of oil and gas reserves. We have financed these expenditures primarily from borrowings from banks and private placements of our common stock. If revenues or our ability to borrow decreases as a result of lower oil and gas prices, operating difficulties or declines in reserves, we may have limited ability to fund the capital requirements to undertake or complete future exploitation, production and acquisition programs. We cannot assure you that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

WE MAY INADVERTENTLY ACQUIRE PROPERTIES WITH ENVIRONMENTAL PROBLEMS OR STRUCTURAL CONTAMINATION.

         We intend to acquire additional oil and gas properties. Although we perform a review of the acquired properties that we believe is consistent with industry practices, such reviews are inherently incomplete. It generally is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, we will focus our due diligence efforts on the higher valued properties and will sample the remainder. However, even an in-depth review of all properties and records may not necessarily reveal existing or potential problems nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We may not inspect every well. Additionally, structural or environmental problems, such as ground water contamination, are not necessarily observable even when we undertake an inspection. We may be required to assume preclosing liabilities, including environmental liabilities, and may acquire interests in properties on an "as is" basis. We cannot assure you that our acquisitions will not have environmental problems or structural contamination.

WE COMPETE WITH COMPANIES WITH GREATER MARKET SHARE AND RESOURCES.

         We compete with other companies which have substantially greater market share, greater financial and other resources, better name recognition and longer operating histories. We may therefore not be able to acquire desirable oil and gas properties to develop.

WE HAVE ENVIRONMENTAL RISKS ASSOCIATED WITH ONE OF OUR MINERAL PROPERTIES IN CALIFORNIA.

         In 1993, our predecessor acquired a producing mineral interest in California from a major oil company. At the time of acquisition, our predecessor's investigation revealed that a discharge of diluent, a light, oil-based fluid which is often mixed with heavier grades of crude had occurred on the acquired property. The purchase agreement required the seller to remediate the area of the diluent spill. After we assumed operation of the property, we became aware of additional diluent contamination and believe the major oil company is responsible to remediate those areas as well. We have notified the seller of its obligation to remediate. Notwithstanding our compliance in proceeding with any required remediation on seller's account, we are committed to hold the seller accountable for the required remediation. Since the investigation is ongoing, we are unable to accurately estimate the cost.

WE HAVE ENVIRONMENTAL RISKS ASSOCIATED WITH ONE OF OUR OIL AND GAS PROPERTIES IN CALIFORNIA.

         In 1995, our predecessor agreed to acquire an oil and gas interest in California on which a number of out of production oil wells had been drilled by the seller. The acquisition agreement required that our predecessor assume the obligation to abandon any wells that it did not return to production, irrespective of whether certain consents of third parties necessary to transfer the property to us were obtained. A third party whose consent was required to transfer the property did not consent to the transfer and is holding the seller responsible for all remediation. We believe we have no financial obligation to remediate this property because we believe the seller did not give our predecessor any consideration to enter into the contract for the property. Since May 2000, we commenced remediation on the subject property as directed by the regulatory agency. Notwithstanding our compliance in proceeding with any required remediation on seller's account, we are committed to hold the seller accountable for the required obligations of the property. Since the investigation is not complete we cannot make an accurate estimation of the final cost.

WE HAVE ENVIRONMENTAL RISKS ASSOCIATED WITH OUR ASPHALT REFINERY.

         We own an asphalt refinery in Santa Maria, California, with which environmental remediation obligations are associated. The party who sold the asphalt refinery to us is performing all environmental obligations that arose during and as a result of its operations of the refinery prior to the acquisition. There could be additional environmental issues which may require material remediation efforts in the future.

WE COULD INCUR COSTS TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS.

         Most of the properties that have been purchased by us have been in production for a number of years and should be expected to have environmental problems typical of oil field operations generally, and may contain other areas of greater environmental concern. We have identified a number of areas in which contamination exists on properties acquired by us.

         We have agreed to indemnify some sellers from various environmental liabilities, including those that are associated with the seller's prior obligations. Many of these properties were in production during years in which environmental controls were significantly more lax than they are presently. At the time of an acquisition, there may be unknown conditions which subsequently may give rise to an environmental liability. Consequently, it is difficult to assess the extent of our obligation under these indemnities.

OUR FOREIGN OPERATIONS HAVE CURRENCY EXCHANGE AND ASSET REPATRIATION RISKS.

         We are undertaking exploration and exploitation operations in Indonesia and China. Risks inherent in international operations generally include the following:

         o        local currency instability,

         o        inflation,

         o the risk of realizing economic currency exchange losses when transactions are completed in currencies other than United States dollars, and

         o the ability to repatriate earnings under existing exchange control laws.

         Changes in domestic and foreign import and export laws and tariffs can also materially impact international operations. In addition, foreign operations involve political, as well as economic, risks such as:

         o        nationalization,

         o        expropriation,

         o        contract renegotiations, and

         o        changes in laws resulting from governmental changes.

         In addition, many licenses and agreements with foreign governments are for a fixed term and may not be held by production. In the event of a dispute, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. We may also be hindered or prevented from enforcing our rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

OUR ASPHALT HEDGING STRATEGY DOES NOT ELIMINATE FLUCTUATIONS TO OUR QUARTERLY RESULTS DUE TO VOLATILITY OF OIL AND GAS PRICES AND MARKETS.

         Our revenues, cash flow, profitability and future rate of growth are dependent upon prevailing prices for oil, gas and asphalt. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also to some extent dependent on these commodities prices. Historically, oil and gas prices and markets have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control. Those factors include:

         o        international political conditions,

         o        the domestic and foreign supply of oil and gas,

         o        the level of consumer demand,

         o        weather conditions,

         o        domestic and foreign governmental regulations,

         o        the price and availability of alternative fuels, and

         o        overall economic conditions.

         Significant declines in the price of oil or gas, such as the declines in oil prices during 1998, would adversely affect our revenues, operating income and borrowing capacity and may require a reduction in the carrying value of our oil and gas properties.

REPLACEMENT OF OUR OIL AND GAS RESERVES IS UNCERTAIN.

         Our future success depends upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Except to the extent that we conduct successful exploitation and production activities or acquire properties containing proved reserves, our estimated net proved reserves will generally decline as reserves are produced. We cannot assure you that our planned exploitation and production projects and acquisition activities will result in significant additional reserves or that we will have continuing success drilling productive wells economically. If prevailing oil and gas prices were to increase significantly, our costs to add new reserves could increase.

         The drilling of oil and gas wells involves a high degree of risk, especially the risk of dry holes or of wells that are not sufficiently productive to provide an economic return on the capital expended to drill the wells. In addition, our drilling operations, including our contract services, may be curtailed, delayed or canceled as a result of numerous factors, including the following:

         o        title problems,

         o        weather conditions,

         o        compliance with governmental requirements, and

         o        shortages or delays in the delivery of equipment.

OUR ATTEMPTS TO ENFORCE OUR RIGHT TO REACQUIRE THE COLOMBIAN ASSETS FROM OMIMEX MAY BE UNSUCCESSFUL.

         As reported in our 10-K/A filed for the year ended December 31, 1999, which is incorporated herein by reference, during March of this year we exercised our option to repurchase the Colombian assets from Omimex for an estimated cost of $12,000,000. Our attempt to rescind the agreement or close our option resulted in a lawsuit being filed to enforce those rights, which lawsuit is presently pending. While we have projected a substantial value for the Colombian assets, there can be no guaranty that we will be successful in our efforts to force the transfer of the Colombian assets to us, nor that the out-of-pocket expense and manpower costs of the litigation will not also have a negative impact on the results of our other core operations.

OUR ESTIMATES OF OIL AND GAS RESERVES AND FUTURE NET REVENUES ARE UNCERTAIN.

         The documents incorporated by reference into this prospectus include estimates of net proved oil and gas reserves and the future net revenues from those reserves which have been prepared by us and our independent petroleum engineers. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves, including many factors beyond our control. Reserve engineering is a subjective process of estimating the underground accumulations of oil and gas that cannot be measured in an exact manner. The estimates incorporated by reference into this prospectus are based on various assumptions required by the SEC including the following:

         o        constant oil and gas prices,

         o        operating expenses, and

         o        capital expenditures.

         Those estimates therefore, are inherently imprecise indications of future net revenues. The following actual amounts may vary substantially from the estimated amounts:

         o        amount of production,

         o        revenues,

         o        taxes,

         o        development expenditures,

         o        operating expenses, and

         o quantities of recoverable oil and gas reserves to be encountered.

         Any significant variance in the assumptions used for the estimates of reserves could materially affect the estimated quantity and value of reserves incorporated by reference into this prospectus. In addition, our reserves may be subject to downward or upward revision based upon the following:

         o        production history,

         o        results of future development,

         o        availability of funds to acquire additional reserves,

         o        prevailing oil and gas prices, and

         o        other factors.

         In addition, the calculation of the estimated present value of the future net revenue using a 10% discount rate as required by the SEC is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with our reserves or the oil and gas industry in general.

         It is also possible that independent petroleum engineers may make estimates of reserves and future net revenues from the same available data that are different than our estimates or the estimates of different independent petroleum engineers. Should this occur, management would adopt the estimates of its independent engineers.

         In calculating reserves on a barrels of oil equivalent basis, gas was converted to oil at a certain ratio. While this convention approximates the energy equivalent of oil and gas on a British thermal unit basis, it may not represent the relative prices received by us on the sale of our oil and gas production.

         The estimated future net revenues attributable to net proved reserves are prepared in accordance with SEC guidelines, and are not intended to reflect the fair market value of reserves. In accordance with the rules of the SEC, reserve estimates are prepared using period end prices received for oil and gas. Reductions in prices below those prevailing at December 31, 1999 would result in the estimated quantities and present values of reserves being reduced.

WE FACE UNINSURED RISKS.

         Our oil and gas business involves a variety of operating risks, including the following:

         o        fire

         o        explosions

         o        blow-outs

         o        pipe failure

         o        casing collapse

         o        abnormally pressured formations, and

         o        environmental hazards such as

                  o        oil spills,

                  o        gas leaks,

                  o        ruptures, and

                  o        discharges of toxic gases.

         The occurrence of any of those events could result in the following:

         o        substantial losses due to injury and loss of life,

         o severe damage to and destruction of property, natural resources and equipment,

         o        pollution and other environmental damage,

         o        clean-up responsibilities, and

         o regulatory investigation and penalties and suspension of operations

         We maintain general liability insurance coverage for our operations but have not obtained insurance coverage for certain environmental hazards. The occurrence of a significant unfavorable event not fully covered by insurance will have a material adverse effect on our financial condition and results of operations. Furthermore, we cannot predict whether insurance will continue to be available at a reasonable cost or at all.

WE FACE SUBSTANTIAL GOVERNMENTAL REGULATION AND ENVIRONMENTAL RISKS.

         Our business is subject to various laws and regulations which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include the following:

         o        discharge permits for drilling operations,

         o        drilling bonds,

         o        reports concerning operations,

         o        the spacing of wells,

         o        unitization and pooling of properties,

         o        taxation, and

         o        environmental protection.

         From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas.

WE CAN ISSUE SIGNIFICANT AMOUNTS OF STOCK WITHOUT SHAREHOLDER APPROVAL.

         The Nasdaq National Market listing requirements provide that we may issue, without shareholder approval, securities representing the present or potential issuance of up to 20% of the number of shares of common stock outstanding prior to the issuance of such securities. We have previously received shareholder approval for the issuance of up to 2,000,000 shares of our common stock for use in capital-raising activities and acquisitions. Finally, on November 3, 1999, we adopted a rights plan with our transfer agent authorizing the issuance of rights to acquire additional shares of our stock to shareholders of record at the discretion of the Board of Directors in an effort to discourage any potential attempted hostile takeovers. Any such issuances could be used as a method of discouraging, delaying or preventing a change in control of us and would significantly dilute our public ownership, which could adversely affect the market value of our common stock. There can be no assurance that we will not undertake to issue such shares if we deem it appropriate to do so.

WE HAVE NOT PREVIOUSLY PAID DIVIDENDS ON OUR COMMON STOCK.

         We have not previously paid any cash or other dividends on our common stock. We anticipate that any earnings would be retained by us to finance our operations and future growth and expansion.

THE PRICE OF OUR COMMON STOCK COULD BE VOLATILE.

         The trading prices of our common stock could be subject to wide fluctuations in response to the following:

         o quarterly variations in actual or anticipated results of our operations,

         o        changes in securities analysts' earnings estimates,

         o announcements of technological innovations by us or our competitors,

         o        general conditions in the oil and gas industry, or

         o        other factors.

         Further, the trading volume of our stock currently is relatively small, and the market for our stock may not be able to efficiently accommodate significant trades on any given day. Consequently, sizable trades of our common stock have in the past, and may in the future, cause volatility in the market price of our common stock to a greater extent than in more actively traded securities. These broad fluctuations may adversely affect the market price of our common stock.

OUR ARTICLES OF INCORPORATION ELIMINATE OUR DIRECTORS' LIABILITY.

         Our Articles of Incorporation contain a provision eliminating our directors' liability to us or our shareholders for monetary damages for a breach of their fiduciary duty. However, a director's liability is not eliminated in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation also obligate us to indemnify our directors and officers to the fullest extent permitted under Colorado law. While we believe that these provisions are very standard and necessary to assist us in attracting and retaining qualified individuals to serve as directors, they could also serve to insulate our directors against liability for actions which damage us or our shareholders.

                               RECENT DEVELOPMENTS

         On August 17, 2000, we and our chief executive officer, Randeep S. Grewal entered into a Settlement Agreement and Release resolving litigation in the United States District Court for the District of Colorado between Greka and Capco Resources, Ltd., Capco Energy, Inc. and Ilyas Chaudhary over disputes concerning among other things the shares of Greka common stock issued by Greka to Capco Resources in exchange for shares of Saba Petroleum Company common stock under the November 23, 1998 Stock Exchange Agreement between Greka and Saba Acquisub, Inc. Saba Acquisub was controlled by Capco Resources, which is indirectly controlled by Ilyas Chaudhary. As part of that settlement, among other things, the parties agreed:

         o Greka would purchase 800,000 shares of its common stock from Capco Resources for a total consideration of $5,200,000 and Greka would, within five business days of receipt of such shares from Capco Resources, cancel such shares so that they become authorized, but unissued shares of common stock,

         o 76,923 shares of the 800,000 shares of Greka common stock would be purchased on August 25, 2000 in exchange for a payment by Greka of $500,000, which was completed, and the remaining 723,077 shares would be purchased in exchange for a payment by Greka of $4,200,000, with the remaining $500,000 to be offset by the credit from Capco Resources discussed below,

         o Capco Resources will pay to Greka the sum of $500,000 as consideration for Greka releasing certain claims,

         o Capco Resources shall satisfy a judgment against it in favor of Merrill, Lynch, Pierce, Fenner & Smith, Inc. with funds from Greka's payment to it,

         o Capco Resources will retain 490,000 shares of Greka common stock, which shares are subject to a voting agreement whereby Capco agrees to vote such shares as directed by Greka's management and whereby Capco agreed to execute a power of attorney to appoint Greka's chief executive officer attorney-in-fact to vote such shares until December 31, 2002.

         o Greka will use its reasonable best efforts to file a registration statement with the Securities and Exchange Commission for purposes of registering for resale the 490,000 shares of common stock Capco Resources (and no others on that registration statement) holds by October 30, 2000, but in no event later than November 30, 2000.

         The registration statement, of which this prospectus is a part, is intended to comply with the registration requirement described above and solely to register the 490,000 shares Capco Resources owns so that such shares can be resold pursuant to the Settlement Agreement and Release. We have no control over the selling security holder's sale of any of the shares of our common stock it owns.

         The closing of the transaction contemplated by the settlement agreement occurred on October 30, 2000.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock by the selling security holder.

                             SELLING SECURITY HOLDER

         The following table shows, for the selling security holder, the following information:

o the number shares of common stock beneficially owned by it as of October 30, 2000,

o        the number of shares of common stock covered by this prospectus, and

o the number of shares of common stock to be retained after this offering, if any.

                                  Number of Shares of                           Number of Shares of
                                     Common Stock          Number of shares         Common Stock          Percent of Class
                                  Beneficially Owned      of Common Stock        Beneficially Owned      Beneficially Owned
Name                              Before the Offering        to be Sold          After the Offering      After the Offering
----                              -------------------     -----------------     -------------------      ------------------

Capco Resources, Ltd.                 490,000(1)                 490,000                  0                        0

(1) After giving effect to Capco Resources' transfer to us of 76,923 shares of common stock on August 25, 2000, in exchange for $500,000 and Capco Resources' transfer under the settlement agreement of an additional 723,077 shares of our common stock in exchange for our payment of $4,200,000, which occurred on October 30, 2000.

         Before the transactions under the settlement agreement, Capco Resources held approximately 30% of the outstanding shares of Greka common stock. After the transactions under the settlement agreement, Capco Resources holds approximately 13.8% of the outstanding shares of Greka common stock. Such shares are subject to a voting agreement whereby Capco has agreed to vote such shares at the direction of Greka's management until December 31, 2002. See "Recent Developments" on page 11.

         Capco Resources was a significant shareholder and affiliate of Saba Petroleum Company, which Greka acquired in a series of significant acquisition transactions completed in March 1999. Capco Resources is indirectly controlled by Ilyas Chaudhary, who was a director, executive officer and significant beneficial shareholder of Saba Petroleum before the acquisition by Greka.

                              PLAN OF DISTRIBUTION

         We are registering the shares of our common stock covered by this prospectus.

         As used in this prospectus, the selling security holder includes donees, pledgees, transferees or other successors in interest who will hold the selling security holder's shares after the date of this prospectus. We are paying the costs, expenses and fees of registering the common stock pursuant to the Settlement Agreement and Release referenced above, but the selling security holder will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of the shares of common stock.

         The selling security holder may sell our common stock at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices or such other price as the selling security holder determines from time to time. The selling security holder may sell from time to time some or all of its common stock in one or more transactions (which may involve block transactions):

         o on the Nasdaq National Market or on such other market on which the common stock may from time to time be trading;

         o        in ordinary brokers' transactions;

         o        in transactions involving cross or block trades or otherwise;

         o        in privately negotiated transactions

         o        short sales

         o through purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

         o through market makers or into an existing market for the common stock;

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         o in transactions in involving the writing of options, swaps or other derivatives; or

         o in any combination of the selling options described in this prospectus, or by any other legally available means.

         The selling security holder may enter into hedging transactions with broker-dealers who may engage in short sales of our common stock in the course of hedging the positions they assume. The selling security holder also may enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the common stock. Thereafter, the shares may be resold under this prospectus.

         The selling security holder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. We cannot assure you that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling security holder.

         In their selling activities, the selling security holder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the Securities Exchange Act's rules and regulations, including Regulation M, which may limit the activity of the selling security holder and the timing of purchases and sales of our common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the shares of our common stock. Any selling security holder who may be "affiliated purchasers" of ours as defined in Regulation M, have been further advised that they must coordinate their sales under this prospectus with each other and us for purposes of Regulation M.

         The selling security holder and any broker-dealers involved in the sale or resale of our common stock may qualify as "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If any selling security holder or any broker-dealer qualifies as an "underwriter," then they will be subject to the prospectus delivery requirements of Section 153 of the Securities Act, which may include delivery through the facilities of the NASD.

         In conjunction with sales to or through brokers, dealers or agents, the selling security holders may agree to indemnify them against liabilities arising under the Securities Act. We know of no existing arrangements between the selling security holder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

         In addition, to selling its common stock under this prospectus, the selling security holder may:

         o Transfer its common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or

         o Sell its common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

         We will amend or supplement this prospectus if required under the Securities Act.

                                  LEGAL MATTERS

         Ballard Spahr Andrews & Ingersoll, LLP, will pass upon the validity of common stock offered under this prospectus.

                                     EXPERTS

         The financial statements and schedules as of and for the years ending December 31, 1999 and 1998, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated April 14, 2000 with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of Greka Energy Corporation incorporated by reference in this prospectus to the extent and for the periods indicated in their reports, have been audited by Bateman & Co., Inc., P.C., independent public accountants, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

         The information incorporated by reference into this prospectus regarding our total proved reserves of oil and gas was based on reports prepared by Netherland, Sewell & Associates, Inc., independent engineers. Our reserve estimates are incorporated by reference into this prospectus in reliance upon the authority of that firm as experts with respect to the matters covered by their reports and the giving of their reports to us.

     SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION

         The Colorado Business Corporation Act provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

         Our Articles of Incorporation obligate us to indemnify our directors and officers to the fullest extent permitted under Colorado law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

Total Registration Fee Under Securities Act of 1933                        $    1,988
Printing and Engraving                                                          5,000*
Accounting Fees and Expenses                                                    7,000*
Legal Fees and Expenses                                                        15,000*
Blue Sky Fees and Expenses (including related legal fees)                       1,000*
Transfer Agent Fees                                                             2,000*
Miscellaneous                                                                   1,000*
                                                                           ----------

Total                                                                      $   32,988
                                                                           ==========

*Estimated


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Articles of Incorporation eliminate the personal liability of directors to the Registrant or its shareholders for monetary damages for breach of fiduciary duty to the extent permitted by Colorado law. The Registrant's Articles of Incorporation and By-Laws provide that the Registrant shall indemnify its officers and directors to the extent permitted by Colorado law, which authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Colorado Business Corporation Act further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.

ITEM 16. EXHIBITS

         The following Exhibits are filed as part of this Form S-3 Registration Statement pursuant to Item 601 of Regulation S-K or incorporated by reference to other filings:

EXHIBIT
NUMBER            DESCRIPTION

4.1 Rights Agreement dated November 3, 1999 (incorporated by reference from Exhibit 10.4 of the Registrant's Form 10-Q for the quarter ended September 30, 1999).

5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP concerning the legality of the common stock offered hereby.*

23.1              Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
                  Exhibit 5.1 to this registration statement).*

23.2 Consent of Arthur Andersen LLP, independent public accountants.*

23.3 Consent of Bateman & Co., Inc., P.C., independent certified public accountants.*

23.4              Consent of Netherland, Sewell & Associates, Inc.*

99.1 Settlement Agreement and Release dated August 17, 2000 (incorporated by reference from Exhibit 10.8 of the Registrant's Registration Statement on Form S-2 filed on October 6, 2000).

* Filed herewith.

ITEM 17. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

(1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) to include any additional or changed material information on the plan of distribution.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
         Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities covered hereby and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, on the 26th day of October 2000.

                                        GREKA ENERGY CORPORATION



                                        By: /s/ RANDEEP S. GREWAL
                                           -------------------------------------
                                           Randeep S. Grewal, Chief Executive
                                           Officer and Chairman of the Board of
                                           Directors

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature                                                 Title                                   Date

 /s/ RANDEEP S. GREWAL                          Chairman of the Board of                    October 26, 2000
------------------------------------------      Directors and Chief Executive
Randeep S. Grewal                               Officer (Principal Executive
                                                Officer and Financial Officer and
                                                Accounting Officer)

/s/ DR. JAN F. HOLTROP                          Director                                    October 26, 2000
-----------------------------------------
Dr. Jan F. Holtrop

/s/ KEN MILLER                                  Director                                    October 26, 2000
-----------------------------------------
Ken Miller

/s/ GEORGE G. ANDREWS                           Director                                    October 26, 2000
-----------------------------------------
George G. Andrews

/s/ DAI VAUGHAN                                 Director                                    October 26, 2000
------------------------------------------
Dai Vaughan

                            GREKA ENERGY CORPORATION

                         FORM S-3 REGISTRATION STATEMENT

         The following Exhibits are filed as part of the Registrant's Form S-3 Registration Statement pursuant to Item 601 of Regulation S-K.


                               INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

4.1 Rights Agreement dated November 3, 1999 (incorporated by reference from Exhibit 10.4 of the Registrant's Form 10-Q for the quarter ended September 30, 1999).

5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP concerning the legality of the common stock offered hereby.*

23.1              Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
                  Exhibit 5.1 to this registration statement).*

23.2 Consent of Arthur Andersen LLP, independent public accountants.*

23.3 Consent of Bateman & Co., Inc., P.C., independent certified public accountants.*

23.4              Consent of Netherland, Sewell & Associates, Inc.*

99.1              Settlement Agreement and Release, dated August 17, 2000
                  (incorporated by reference from Exhibit 10.8 of the Registrant's Registration Statement on Form S-2 filed on
                  October 6, 2000).

* Filed herewith.